AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	02-0381573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6 Liberty Lane West, Hampton, New Hampshire 03842-1720

(Address of principal executive offices, including zip code)

UNITIL CORPORATION

SECOND AMENDED AND RESTATED

2003 STOCK PLAN

(Full title of plan)

Mark H. Collin

Senior Vice President, Chief Financial Officer and Treasurer

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

(603) 772-0775

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas H. Redekopp, Esq.

Duane Morris LLP

100 High Street, Suite 2400

Boston, MA 02110-1724

(857) 488-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	500,000 shares	$25.865 (2)	$12,932,500.00 (2)	$1,763.99 (2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.
(2)	Determined on the basis of the average of the high and low sale prices of the common stock as reported in the consolidated reporting system on November 5, 2012, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We incorporate by reference in this registration statement the following documents, which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, other than any information we furnish, rather than file, with the Securities and Exchange Commission pursuant to certain items of Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 1, 2012 (SEC File No. 1-08858)

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 (filed on April 25, 2012), June 30, 2012 (filed on July 25, 2012) and September 30, 2012 (filed on October 24, 2012) (SEC File No. 1-08858)

•	Current Reports on Form 8-K filed on April 2, 2012, April 24, 2012, May 14, 2012 and September 20, 2012 (SEC File No. 1-08858); and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A, filed on August 13, 2008.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than any information we furnish, rather than file, with the Securities and Exchange Commission pursuant to certain items of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the registration statement shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the registration statement after the most recent effective date may modify or replace existing statements contained in the registration statement. Any such statement so modified shall not be deemed in its unmodified form to constitute a part of the registration statement for purposes of the Securities Act of 1933. Any such statement so replaced shall not be deemed to constitute a part of the registration statement for purposes of the Securities Act of 1933.

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of common stock to be sold under this registration statement will be passed upon for us by Gary Epler, our Chief Regulatory Counsel. As of November 6, 2012, Mr. Epler beneficially owned approximately 4,569.196 shares of our common stock.

The financial statements of Unitil Corporation as of December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this registration statement have been so incorporated in reliance on the report of McGladrey LLP (formerly McGladrey & Pullen, LLP), independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Unitil Corporation for the year ended December 31, 2009 included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this registration statement have been so incorporated in reliance on the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.), independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

Item 6.	Indemnification of Directors and Officers

We are organized under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act (the “NHBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence, (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation’s Articles of Incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its Articles of Incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under the NHBCA.

Article XII of our Amended and Restated By-Laws provides that we shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the person’s having served as, or by reason of the person’s alleged acts or omissions while serving as, a director, officer, employee or agent of Unitil Corporation, or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement or otherwise actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Unitil Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, said indemnification to be to the full extent permitted by law under the circumstances, including, without limitation, by all applicable provisions of the NHBCA. Any indemnification under Article XII shall be made by us with respect to directors or other persons after a determination that the person to be indemnified has met the standards of conduct set forth in the NHBCA, such determination to be made by the Board of Directors, by majority vote of a quorum, or by other persons authorized to make such a determination under the NHBCA.

The right of indemnification arising under Article XII of our Amended and Restated By-Laws was adopted for the purpose of inducing persons to serve and to continue to serve Unitil Corporation without concern that their service may expose them to personal financial harm. It is to be broadly construed, applied and implemented in light of that purpose. It is not to be exclusive of any other right to which any such person is entitled under any agreement, vote of the stockholders or the Board of Directors, statute, or as a matter of law, or otherwise, nor is it to be construed to limit or confine in any respect the power of the Board of Directors to grant indemnity pursuant to any applicable statutes or laws of the State of New Hampshire. The provisions of Article XII are separable, and, if any provision or portion thereof is for any reason held inapplicable, illegal or ineffective, such holding will not affect any other right of indemnification existing under Article XII or otherwise. As used in Article XII, the term “person” includes heirs, executors, administrators or other legal representatives. As used in Article XII, the terms “director” and “officer” include persons elected or appointed as officers by the Board of Directors, persons elected as directors by the stockholders or by the Board of Directors, and persons who serve by vote or at our request as directors, officers or trustees of another organization in which we have any direct or indirect interest as a shareholder, creditor or otherwise.

Article XII of our Amended and Restated By-Laws also allows us to purchase and maintain insurance on behalf of any person who was or is a director, officer or employee of Unitil

Corporation or any of its subsidiaries, or who was or is serving at our request as a fiduciary of any employee benefit plan of Unitil Corporation or any subsidiary, against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the NHBCA. The obligation to indemnify and reimburse such person under our Amended and Restated By-Laws, if applicable, will be reduced by the amount of any such insurance proceeds paid to such person, or the representatives or successors of such person.

Item 8.	Exhibits

*4.1	Articles of Incorporation of Unitil Corporation, filed as Exhibit 3.1 to Registration Statement on Form S-14, Registration No. 2-93769 dated October 12, 1984

*4.2	Articles of Amendment to the Articles of Incorporation filed on March 4, 1992 with the Secretary of State of New Hampshire, filed as Exhibit 3.2 to Form 10-K for the year ended December 31, 1991 (SEC File No. 1-08858)

*4.3	Articles of Amendment to the Articles of Incorporation filed on September 23, 2008 with the Secretary of State of New Hampshire, filed as Exhibit 3.3 to Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-152823, filed on November 25, 2008

*4.4	Articles of Amendment to the Articles of Incorporation filed on April 27, 2011 with the Secretary of State of New Hampshire, filed as Annex A to Form DEF 14A, dated March 14, 2011, filed on March 14, 2011 (SEC File No. 1-08858)

*4.5	Amended and Restated By-laws of Unitil Corporation, filed as Exhibit 3.1 to Current Report on Form 8-K dated September 21, 2011, filed on September 26, 2011 (SEC File No. 1-08858)

*4.6	Unitil Corporation Second Amended and Restated 2003 Stock Plan, filed as Annex 1 to Form DEF 14A, dated March 13, 2012, filed on March 13, 2012 (SEC File No. 1-08858)

4.7	Form of Restricted Stock Unit Agreement

4.8	Form of Restricted Stock Agreement

5.1	Opinion of Gary Epler, Chief Regulatory Counsel to the Company

23.1	Consent of Gary Epler (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Caturano and Company, Inc.

23.3	Consent of McGladrey LLP

24.1	Power of Attorney (included on the signature pages of this registration statement)

*	Previously filed and incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hampton, State of New Hampshire, on this 9th day of November, 2012.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Collin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement and any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert G. Schoenberger	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 9, 2012
Robert G. Schoenberger

/s/ Mark H. Collin	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 9, 2012
Mark H. Collin

Signature	Title	Date

/s/ Laurence M. Brock	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 9, 2012
Laurence M. Brock

Director
William D. Adams

/s/ Robert V. Antonucci	Director	November 9, 2012
Dr. Robert V. Antonucci

/s/ David P. Brownell	Director	November 9, 2012
David P. Brownell

/s/ Michael J. Dalton	Director	November 9, 2012
Michael J. Dalton

/s/ Albert H. Elfner, III	Director	November 9, 2012
Albert H. Elfner, III

/s/ Edward F. Godfrey	Director	November 9, 2012
Edward F. Godfrey

/s/ Michael B. Green	Director	November 9, 2012
Michael B. Green

/s/ Eben S. Moulton	Director	November 9, 2012
Eben S. Moulton

Director
M. Brian O’ Shaughnessy

/s/ Sarah P. Voll	Director	November 9, 2012
Dr. Sarah P. Voll

EXHIBIT INDEX

*4.1	Articles of Incorporation of Unitil Corporation, filed as Exhibit 3.1 to Registration Statement on Form S-14, Registration No. 2-93769 dated October 12, 1984

*4.2	Articles of Amendment to the Articles of Incorporation filed on March 4, 1992 with the Secretary of State of New Hampshire, filed as Exhibit 3.2 to Form 10-K for the year ended December 31, 1991 (SEC File No. 1-08858)

*4.3	Articles of Amendment to the Articles of Incorporation filed on September 23, 2008 with the Secretary of State of New Hampshire, filed as Exhibit 3.3 to Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-152823, filed on November 25, 2008

*4.4	Articles of Amendment to the Articles of Incorporation filed on April 27, 2011 with the Secretary of State of New Hampshire, filed as Annex A to Form DEF 14A, dated March 14, 2011, filed on March 14, 2011 (SEC File No. 1-08858)

*4.5	Amended and Restated By-laws of Unitil Corporation, filed as Exhibit 3.1 to Current Report on Form 8-K dated September 21, 2011, filed on September 26, 2011 (SEC File No. 1-08858)

*4.6	Unitil Corporation Second Amended and Restated 2003 Stock Plan, filed as Annex 1 to Form DEF 14A, dated March 13, 2012, filed on March 13, 2012 (SEC File No. 1-08858)

4.7	Form of Restricted Stock Unit Agreement

4.8	Form of Restricted Stock Agreement

5.1	Opinion of Gary Epler, Chief Regulatory Counsel to the Company

23.1	Consent of Gary Epler (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Caturano and Company, Inc.

23.3	Consent of McGladrey LLP

24.1	Power of Attorney (included on the signature pages of this registration statement)

*	Previously filed and incorporated herein by reference